Exhibit 10.3

L-1038

MEMORANDUM OF CLARIFICATION OF:

LICENSE AGREEMENT SIGNED BETWEEN DEUTSCHES

KREBSFORSCHUNGSZENTRUM AND AFFIMED THERAPEUTICS AG

OF MARCH 8, 2001

Whereas the Deutsches Krebsforschungszentrum (DKFZ) and Affimed Therapeutics AG (Affimed) have entered into a License Agreement of March 8, 2001 (License Agreement), by which the DKFZ has granted Affimed the right to commercialize certain patent rights regarding various antibody libraries and antibodies, and improvements thereto developed by Prof. Melvyn Little and his research group at the DKFZ;

Whereas the DKFZ and Affimed have determined that the development of commercial products arising out of such patent rights is a resource-intensive process, which requires the financial and technical assistance of partners from the pharmaceutical industry;

Whereas the DKFZ and Affimed desire to facilitate the creation of such partnerships, as well as to enable Affimed to actively participate in partnerships with industrial partners and thereby further their mutual goal of developing commercial products on the basis of the licensed patent rights;

Whereas Affimed has specifically entered into a cooperative development agreement with Syngenta Seed AG, dated 26 June, 2004, for the development of certain collaborative products based upon the patent license rights granted Affimed by the DKFZ;

Now Therefore, in consideration of the mutual covenants and promises contained herein, the Parties, Affimed and DKFZ, do hereby agree to clarify and define their respective rights and obligations under the License Agreement as follows:

1.	That the exclusive license granted Affimed pursuant to §2.2 of the License Agreement, and all improvements thereto, shall, as to the Collaborative Products developed pursuant to the Collaboration and License Agreement of June 26, 2004 (Collaboration Agreement), remain irrevocable and sublicensable, so long as Affimed shall not be in default of its obligations under the License Agreement, and that such sublicenses shall be assignable to Syngenta Seeds AG, its Affiliates, and its marketing partners (Syngenta);

2.	That in the event Affimed shall be in default of its obligations under the License Agreement, such that DKFZ shall be entitled to terminate the License Agreement, such sublicenses as have been granted by Affimed to any industry partner/sublicensee, shall remain in full force and effect, in so far as such partner, upon written notice from DKFZ, shall not be in default of its obligations under the Collaboration Agreement and provides DKFZ with reasonable assurance of its ability to perform the obligations of Licensee Affimed. In case of such default, the DKFZ hereby confirms that the sublicense/partner of Affimed shall be authorized, at its option, to assume the obligations and accept the rights granted Affimed under the License Agreement, in so far as Collaboration Products are thereby affected.

L-1038

3.	That any rights to improvements, new developments or continuations or extensions of the Patent Rights under the License Agreement, in so far as they shall relate to the Collaboration Products, shall inure, in so far as the Collaboration Agreement remains in force, to the benefit of Syngenta or Affimed’s other industry partner/sublicensee.

4.	The terms of §5.2 of the License Agreement notwithstanding, to the extent that Affimed accepts the full financial and legal responsibility for enforcement of the Patent Rights against infringement or competing claimants, it shall be entitled, at its own discretion, to engage infringers and abate infringement, as it shall see fit;

5.	That the remaining terms of the License Agreement shall remain in full force and effect, and shall not be amended or otherwise modified by the terms of this Memorandum of Clarification, whose terms shall be effective upon execution by DKFZ and Affimed.

Executed this 21 day of July, 2004, Heidelberg, Germany

Deutsches Krebsforschungszentrum, Stiftung des öffentlichen Rechts As represented by its Management Board members

/s/ Otmar Wiestler	/s/ Josef Puchta

Prof. Dr. Otmar Wiestler Sci. Member of Management Board	Dr. Josef Puchta Admin, Member of Management Board

Executed this 26 day of July, 2004, Heidelberg, Germany.

Affimed Therapeutics AG

As represented by its Managing Director,

/s/ Dr. Melvyn Little

Prof. Dr. Melvyn Little